EXHIBIT F

                          (Barbara J. Swan letterhead)



                                December 12, 2001


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

     Re:  Wisconsin Power and Light Company (File No. 70-9927)
          ----------------------------------------------------

Dear Ladies and Gentlemen:

         I am Executive Vice President and General Counsel of Wisconsin Power and Light Company ("WPL"), a wholly-owned subsidiary of Alliant Energy Corporation ("Alliant Energy"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). I am furnishing this opinion in connection with the Application/Declaration filed on Form U-1 by Wisconsin Power and Light Company ("WPL"), a wholly-owned subsidiary of Alliant Energy (the "Application"). In the Application, WPL is requesting Commission authorization to acquire additional common stock of Wisconsin River Power Company ("WRPC") from Wisconsin Public Service Corporation ("WPS").

         In connection with this opinion, I have reviewed the Application, the agreement under which WPL will acquire the common stock in WRPC from WPS, the application that was submitted to the Federal Energy Regulatory Commission and its order thereon, and such other exhibits, documents, agreements, instruments and/or other materials as I consider necessary or advisable in order to render the opinions set forth below.

         I am a member of the Bar of the State of Wisconsin and do not purport to be an expert on the laws of any other jurisdiction. The opinions set forth herein are limited solely to matters governed by the laws of the State of Wisconsin.

         Based upon and subject to the foregoing, and assuming that the proposed transaction is carried out in accordance with (a) the Application and the Commission's order(s) to be issued with respect thereto and (b) all other requisite approvals and authorizations, corporate or otherwise, I am of the opinion that:

         (a) all state laws applicable to the proposed transaction will have been complied with;

         (b) (i) WRPC is validly organized and duly existing, and (ii) the common stock of WRPC to be acquired by WPL is validly issued, fully paid and nonassessable (except as

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otherwise provided in Section 180.0622 of the Wisconsin Business Corporation
Law), and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the articles of incorporation of WRPC;

         (c) WPL will legally acquire the additional common stock of WRPC; and

         (d) the purchase of such stock by WPL and related transactions will not violate the legal rights of the holders of any securities issued by WPL or any associate company thereof.

         I hereby consent to the use of this opinion in connection with the Application. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person.


                                            Very truly yours,

                                            /s/ Barbara J. Swan
                                                ---------------
                                                Executive Vice President and
                                                General Counsel






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